Exhibit 99.1

Acquisitions Drive Significant Year-Over-Year Growth

Net Income Per Share Increased 121%

Core FFO Per Common Share Increased 94%

Old Bethpage, New York, November 16, 2021 (GLOBE NEWSWIRE) Power REIT (NYSE-AMEX: PW and PW.PRA) (“Power REIT” or the “Trust”), with a focused “Triple Bottom Line” strategy and a commitment to people, planet, and profit, today announced that it is providing an update that includes highlights of the Trust’s financial and operating results for the three and nine months ended September 30, 2021.

FINANCIAL HIGHLIGHTS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021[1]	2020	2021[1]	2020

Revenue	$2,547,346	$1,115,586	$6,636,121	$2,878,096

Net Income Attributable to Common Shareholders	$1,662,800	$506,006	$3,984,211	$1,097,730
Net Income per Common Share (diluted)	0.49	0.25	1.24	0.56

Core FFO Available to Common Shareholders	$2,072,205	$679,746	$5,024,780	$1,586,647
Core FFO per Common Share	0.62	0.35	1.61	0.83

1 Net of a $320,493 ($.10 per share) non-cash adjustment to rental income resulting from the termination of a lease with PSP.

Growth Rates:
Revenue	128%	131%
Net Income Attributable to Common Shareholders	229%	263%
Net Income per Common Share (diluted)	96%	121%
Core FFO Available to Common Shareholders	205%	217%
Core FFO per Common Share	77%	94%

THIRD QUARTER ACQUISITION PROGRESS

During the third quarter of 2021, Power REIT acquired a Controlled Environment Agriculture (“CEA”) facility in Michigan totaling approximately 556,000 square feet of greenhouse and cultivation/processing space:

○	The capital commitment for the acquisition was approximately $21.5 million at closing, which includes the purchase price and property improvements (excluding transaction costs).
○	Concurrent with the acquisition, Power REIT entered into a 20-year, triple-net lease (the “MI Lease”) with Marengo Cannabis LLC, a wholly owned subsidiary of Millennium Investment and Acquisition Co. Inc (ticker: MILC)
○	On November 4th, 2021, PW announced an amendment to the MI Lease to provide funding for additional improvements to the property on the same economic terms as the original lease. The capital commitment related the additional budget items is approximately $4.1 million, bringing Power REIT’s total capital commitment to $25,500,000.
○	The MI Lease is expected to generate straight-line annualized rent of approximately $5,100,000, which represents an unleveraged core FFO yield on invested capital of approximately 20%.
○	To date, this acquisition represents Power REIT’s largest transaction.
○	The property is the largest cannabis cultivation facility in Michigan and one of the largest in the United States.
○	The Michigan market generated $1 billion in total cannabis revenue in 2020 and is projected to reach $2.0 billion in 2021, an increase of 100% YoY.
○	The property was acquired at an attractive basis, and we believe our tenant will be a competitive, low-cost producer in the expanding Michigan market.

PORTFOLIO UPDATE

Power REIT’s portfolio currently comprises:

●	21 Controlled Environment Agriculture (CEA) properties totaling more than 1,000,000 square feet;
●	7 solar farm ground leases totaling 601 acres; and
●	112 miles of railroad property.

Golden Leaf Lane – Maverick 5

On November 5, 2021, our wholly owned subsidiary, PW CO CanRe Mav 5 LLC (“CanRe Mav 5”), terminated its lease (the “OCG Lease”) with Original Cannabis Growers of Ordway LLC (“OCG”) which was executed on March 19, 2020. OCG was cooperative in working with Power REIT as it became clear that it was not able to operate the property in a successful manner. During its occupancy, OCG paid total rent of $483,743 (including a release of its security deposit as part of the termination) which represents 36% of Power REIT’s total investment of $1,358,664. Simultaneous with the termination of the OCG Lease, CanRe Mav 5 executed a new lease (the “Golden Lease”) on the property with Golden Leaf Lane, LLC (“Golden”). The Golden Lease features the same terms and economics as the OCG Lease, whereby after a six-month deferred rent period, the rental payments provide Power REIT with a full return of its original invested capital ($1,358,664) over the next three years and thereafter, provide an approximately 13.0% return increasing 3% rate per annum. Power REIT believes this outcome is favorable and demonstrates an ability to solve tenant issues.

PSP – Tamarack 13 and 14

On August 11, 2021, our wholly owned subsidiary, PW CO CanRe MF LLC (“CanRe MF”), filed a breach of contract claim against PSP Management LLC (“PSP”) related to the lease (the “PSP Lease”) for property (the “MF Property”) owned by CanRe MF. CanRe MF also named a principal owner as guarantor of the MF Lease in the litigation. PSP has not completed the construction of the MF Property as required by the MF Lease. CanRe MF is seeking damages consisting of lost rents since July of 2021 and construction cost over-runs as well as costs and interest.

On September 8, 2021, CanRe MF filed an action to evict PSP from the MF Property. The trial date was set for November 2, 2021, but on November 1, 2021, PSP agreed to turn over possession of the property, and the hearing was cancelled. CanRe MF was seeking to mitigate its damages by evicting PSP so that it can complete the construction and find a replacement tenant for the MF Property. Power REIT is exploring potential replacement tenants.

FORWARD CORE FFO PER SHARE GUIDANCE

Power REIT has now deployed all of the approximately $37 million of the capital raised in the Rights Offering which was completed earlier this year. Based on the existing leases in place, the Trust estimates a Forward Core FFO per share run rate of approximately $0.92 for the first quarter of 2022 (not including any further acquisition activity) as described in our most recently published Investor Presentation which is available at: www.pwreit.com/investors.

Commenting on the 2021 third quarter and first nine months activities, David Lesser, Chief Executive Officer stated, “During the third quarter, we completed our largest acquisition to date by acquiring the largest cannabis cultivation facility in the state of Michigan which is quickly becoming one of the largest cannabis markets in the United States. Power REIT’s total capital commitment to this property is $25.5 million and the lease generates an unleveraged yield of 20% which is highly accretive given the yield and size of the transaction. This is demonstrative of our updated business plan focused on the sustainable cultivation of cannabis in greenhouse properties, which has been driving substantial growth since its commencement in mid 2019.”

Mr. Lesser continued “Our Core FFO per Common Share for the nine months ended September 30, 2021, increased approximately 94% year over year. With the current stock price at 67.00 and a Forward Core FFO run rate of $3.68, Power REIT trades at an 18.1x multiple. We believe that our potential growth rate driven by acquisitions, combined with a relatively low Forward Core FFO multiple based only on existing assets and no additional acquisition activity, provides a compelling value proposition for investors.”

CAPITAL MARKETS ACTIVITY

On June 21, 2021 the S.E.C. declared Power REIT’s shelf registration effective. Power REIT continues to focus on non-dilutive capital to fund its growth including potentially debt and issuance of Preferred Stock.

On February 5, 2021, Power REIT closed on its Rights Offering, generating proceeds of approximately $37 million of proceeds and issued an additional 1,383,394 common shares. Through this Offering, shareholders of record as of December 28, 2020, were offered the opportunity to purchase additional shares at $26.50 per share

Cash and Cash Equivalents totaled approximately $9.3 million as of September 30, 2021, compared to $5.6 million as of December 31, 2020. The increase is the result of capital raised in the Rights Offering offset by investment activity.

UPDATED INVESTMENT PRESENTATION

Power REIT has posted an updated investor presentation which is available using the following link: https://www.pwreit.com/investors

DISTRIBUTIONS

For the quarter ended September 30, 2021, the Trust paid dividends of approximately $163,000 (or 0.484375 per share per quarter for a total of 1.9375 per share total) on Power REIT’s 7.75% Series A Cumulative Redeemable Perpetual Preferred Stock. The dividend was paid on September 15, 2021, to stockholders of record as of August 15, 2021.

STATEMENT ON SUSTAINABILITY

Power REIT owns real estate related to infrastructure assets including properties for Controlled Environment Agriculture facilities with a focus on greenhouses, Renewable Energy and Transportation.

CEA facilities in the form of greenhouses, provide an extremely environmentally friendly solution, which consume approximately 70% less energy than indoor growing operations that do not benefit from “free” sunlight. greenhouses use 90% less water than field grown plants, and all of Power REIT’s greenhouse properties operate without the use of pesticides and avoid agricultural runoff of fertilizers and pesticides. These facilities cultivate medical Cannabis, which has been recommended to help manage a myriad of medical symptoms, including seizures and spasms, multiple sclerosis, post-traumatic stress disorder, migraines, arthritis, Parkinson’s disease, and Alzheimer’s.

Renewable Energy assets are comprised of land and infrastructure associated with utility scale solar farms. These projects produce power without the use of fossil fuels thereby lowering carbon emissions. The solar farms produce approximately 50,000,000 kWh of electricity annually which is enough to power approximately 4,600 homes on a carbon free basis.

Transportation assets are comprised of land associated with a railroad, an environmentally friendly mode of bulk transportation.

ABOUT POWER REIT

Power REIT, with a focus on the “Triple Bottom Line” and a commitment to Profit, Planet and People is a specialized real estate investment trust (REIT) that owns sustainable real estate related to infrastructure assets including properties for Controlled Environment Agriculture, Renewable Energy and Transportation. Power REIT is actively seeking to expand its real estate portfolio related to Controlled Environment Agriculture in the form of greenhouses for the cultivation of food and cannabis.

Additional information about Power REIT can be found on its website: www.pwreit.com

Cautionary Statement About Forward-Looking Statements

This document includes forward-looking statements within the meaning of the U.S. securities laws. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume”, “seek” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained in this document regarding our future strategy, future operations, future prospects, the future of our industries and results that might be obtained by pursuing management’s current or future plans and objectives are forward-looking statements. You should not place undue reliance on any forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date of the filing of this document. Over time, our actual results, performance, financial condition or achievements may differ from the anticipated results, performance, financial condition or achievements that are expressed or implied by our forward-looking statements, and such differences may be significant and materially adverse to our security holders.

Contact:
David H. Lesser, Chairman & CEO	Mary Jensen, Investor Relations
dlesser@pwreit.com	mary@irrealized.com
212-750-0371	310-526-1707

301 Winding Road Old Bethpage, NY 11804
www.pwreit.com